                                                                     EXHIBIT 3.1

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                  PSINET INC.

               Under Section 807 of the Business Corporation Law

          The undersigned, being the Executive Vice President and Chief Financial Officer of PSINet Inc. (the "Corporation"), in order to restate the Certificate of Incorporation of the Corporation in accordance with Section 807 of the Business Corporation Law of New York (the "Business Corporation Law"), hereby certifies:

          FIRST:  The name of the Corporation is PSINet Inc.

          SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on October 21, 1988 under the name Graphic Specialty Finishers, Inc.

          The text of this Certificate of Incorporation is hereby restated, without amendment or change, to read as herein set forth in full, as follows:

          FIRST:  The name of the Corporation is PSINet Inc.

          SECOND: The purpose for which the Corporation was formed was to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, and it was not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

          THIRD: The office of the Corporation in the State of New York is located in the County of Rensselaer.

          FOURTH: The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is Five Hundred Thirty Million (530,000,000). The total number of shares of Common Stock that the Corporation shall have authority to issue is Five Hundred Million (500,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Thirty Million (30,000,000). The Common Stock and the Preferred Stock shall have a par value of $.01 per share. Except as otherwise provided elsewhere in this Certificate of Incorporation, the Corporation is authorized to make a distribution of shares of any class or series to the holders of the same or any other class or series of shares. The Preferred Stock may be issued from time to time in one or more series, each of such series, to the extent not inconsistent with the provisions of this Certificate of Incorporation pertaining to capital stock, to have such designations, relative rights, preferences and limitations as are stated and expressed in this Paragraph FOURTH and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Except as otherwise provided in this Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors, to the extent not inconsistent with the provisions of this Certificate of Incorporation pertaining to capital stock, and subject to the limitations set forth in Section 502(b) of the Business Corporation Law, to establish and designate one or more series of Preferred Stock and to fix the variations in the relative rights, preferences and limitation of each such series, including without limitation:

          1. The number of shares to constitute such series and the distinctive designation thereof;

          2. The dividend rate, if any, to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative, the date or dates from which dividends (if cumulative) shall accumulate and the dates on which dividends (if declared) shall be payable;

          3. Whether or not the shares of such series shall be redeemable and, if so, the terms, limitations and restrictions with respect to such redemption, including without limitation the manner of selecting shares for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed;

          4. The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary;

          5. Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms, limitations and restrictions with respect thereto, including, without limitation, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase, retirement or redemption of the shares of such series or to other corporate purposes and the terms and provisions relative to the operation thereof;

          6. Whether or not the shares of such series shall have conversion privileges and, if so, prices or rates of conversion and the method, if any, of adjusting the same;

          7. Whether or not the shares of such series shall have voting powers, whether full or limited, or be without voting powers; and

          8. Any other relative rights, preferences and limitations thereof as shall not be inconsistent with this Paragraph FOURTH.

Series A Junior Participating Preferred Stock
---------------------------------------------

     The Corporation is hereby authorized to establish a series of Preferred Stock of the Corporation of the designation and number of shares, and having the relative rights, preferences and limitations thereof (in addition to the provisions set forth in this Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

     Section 1. Designation of Series of Preferred Stock and Amount. There shall
     --------   ---------------------------------------------------
be a series of Preferred Stock, par value $.01 per share, of the Corporation which shall be designated as "Series A Junior Participating Preferred Stock," par value $.01 per share, and the number of shares constituting such series shall be one million (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     Section 2. Dividends and Distributions.
     ---------  ---------------------------

     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of Common Stock, par value $.01 per share, of the Corporation and any other stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after May 8, 1996 (the "Rights Declaration Date") (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above concurrently with any declaration by it of a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock) and in no event shall the Corporation declare a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock) without concurrently declaring such a dividend or distribution on the Series A Junior Participating Preferred Stock.

     (C) Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 50 days prior to the date fixed for the payment thereof.

     Section 3. Liquidation, Dissolution or Winding Up.
     ---------  --------------------------------------

     (A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (i) to the holders of Common Stock or of shares of any other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received per share, the amount of $1,000, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock (the "Series A Liquidation Preference"), or (ii) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Junior Participating Preferred Stock, except distributions made ratably on the Series A Junior Participating Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. Following the payment of the full amount of the Series A Liquidation Preference, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall share pari passu on a per share basis in the
                                      ---- -----
remaining assets of the Corporation.

     (B) In the event the Corporation shall at any time (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of paragraph (A) of this Section 3 shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of

Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (C) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares (including the Series A Junior Participating Preferred Stock) in proportion to their respective liquidation preferences.

     Section 4.  Voting Rights. The holders of shares of Series A Junior
     ---------   -------------
Participating Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided herein or in the Certificate of Incorporation or as required by law, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or in the Certificate of Incorporation or in any other Certificate of Amendment creating a new series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

     (C) Except as set forth herein or as otherwise provided by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5.  Certain Restrictions and Limitations.
---------   ------------------------------------

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior

     (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock, and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

     Section 6.  Reacquired Shares. Any shares of Series A Junior Participating
     ---------   -----------------
Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 7.  Consolidation, Merger, etc.  If the Corporation shall enter
     ---------   ---------------------------
into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such event the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

          Section 8.  No Redemption. The shares of Series A Junior
          ---------   -------------
Participating Preferred Stock shall not be redeemable.

          Section 9.  Ranking.  The Series A Junior Participating Preferred
          ---------   -------
Stock shall rank senior to the Common Stock and junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, unless the terms of any such series shall provide otherwise.

          Section 10. Fractional Shares. Series A Junior Participating
          ----------  -----------------
Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

          Section 11. Amendment. The Certificate of Incorporation of the
          ----------  ---------
Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of not less than a majority of the then outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

6 3/4% Series C Cumulative Convertible Preferred Stock
------------------------------------------------------

     The Corporation is hereby authorized to establish a series of Preferred Stock of the Corporation of the designation and number of shares, and having the relative rights, preferences and limitations thereof (in addition to the provisions set forth in this Certificate of Incorporation which are applicable to all classes and series of Preferred Stock) as set forth in the following Sections 1 through 13 and in Exhibit A at the end of this Paragraph FOURTH and
                             ---------
made a part hereof.

     Section 1.  Designation, Amount and Par Value. The series of preferred
                 ---------------------------------
stock shall be designated as the 6 3/4% Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), and the number of shares so designated shall be 9,200,000 (each registered holder of shares of Series C Preferred Stock, a "Holder" and together with all other Holders, the "Holders").
                    ------                                            -------
Each share of Series C Preferred Stock shall have a par value of $.01 per share. As used in this Section 1 and the immediately following Sections 2 through 13, all references to a "Section" or "Sections" shall be to any one or more of this
Section 2 and such Sections 2 through 13, as appropriate, and not to any other provision of this Certificate of Incorporation.

     Section 2.  Dividends.
                 ---------

          2.1 Holders of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Series C Preferred Stock at a rate per annum equal to 6 3/4% of the Liquidation Preference per share.

          (a) All dividends will be cumulative, whether or not earned or declared and payable quarterly out of assets legally available therefor, on August 15, November 15, February 15, and May 15 of each year, commencing August 15, 2002 (each such date being referred to herein as a "Dividend Payment Date").
                                                        ---------------------
Dividends on the Series C Preferred Stock will accrue from May 15, 2002 (or earlier if the Deposit Account is terminated, in which event dividends will accrue from the last Deposit Payment Date). Each distribution in the form of a dividend shall be payable in arrears to Holders of record as they appear on the stock books of the Corporation on each record date as established by the Board of Directors of the Corporation (the "Dividend Payment Record Date") not more
                                      ----------------------------
than 60 nor less than ten days preceding a Dividend Payment Date.

               (i) Dividends payable on the Series C Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Series C Preferred Stock for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

               (ii) The Series C Preferred Stock will not be entitled to any dividend, whether payable in cash, property or securities, in excess of the full accumulated and unpaid dividends.

               (iii) No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends.

          (b) Dividends, to the extent declared by the Corporation's Board of Directors, may, at the option of the Corporation, be paid in cash, by delivery of fully paid and nonassessable shares of Common Stock, or a combination thereof (subject, in each case, to applicable law). If the Corporation elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing such payment by 95% of the Market Value as of the Dividend Payment Record Date.

               2.2(a) Subject to this Section 2.2, no dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period, unless:

               (i) full cumulative dividends on the Series C Preferred Stock shall have been or contemporaneously are declared and paid in full through the immediately preceding Dividend Payment Date; and

               (ii) if the dividend on the Parity Securities is declared as payable in cash, a sum in cash is set apart for the next succeeding payment on the Series C Preferred Stock at the next succeeding Dividend Payment Date.

          If full dividends are not so paid, the Series C Preferred Stock will share dividends pro rata with any Parity Securities.

          (b) No dividends may be paid or set apart for payment on Parity Securities or Junior Securities, except dividends:

               (i) on Junior Securities payable in additional shares of Junior Securities; and

               (ii) on Parity Securities payable in additional shares of Parity Securities or Junior Securities;

provided, however, that, notwithstanding the provisions of Sections 2.2(a)(ii), 2.2(b)(i) and 2.2(b)(ii), whether or not full dividends have been or will be paid on the shares of the Series C Preferred Stock, the Corporation shall be entitled to declare and pay cash dividends on Parity Securities and Junior Securities to the extent that:

                    (1) the funds for such cash dividend payments are derived, directly or indirectly, from the proceeds of an offering of Parity Securities or Junior Securities with respect to which such cash dividends are to be paid (or a concurrent offering of related securities); and

                    (2) provided that in connection with such offering it is disclosed to the purchasers of such Parity Securities or Junior Securities, as the case may be, in an offering memorandum, prospectus, or similar communication, that a portion of the proceeds thereof may be used for the payment of cash dividends on such securities (any transaction in which the Corporation obtains the right to make cash dividend payments on Parity Securities or Junior Securities pursuant to clauses 2.2(b)(1) and 2.2(b)(2) being referred to as a "Self-
                                                                     ----
          Funding Event").
          --------------

               (c) No Junior Securities or Parity Securities may be purchased, redeemed or otherwise acquired for any consideration nor may funds be set apart for payment with respect thereto if full cumulative and unpaid dividends have not been paid or declared on the Series C Preferred Stock through the immediately preceding Dividend Payment Date terminating on or prior to the date of such purchase, redemption or acquisition or contemporaneously paid or declared a sum sufficient for payment thereof set apart for such payment; provided that, notwithstanding the foregoing:

               (i) cash dividends may be paid on Parity Securities and Junior Securities to the extent permitted by Section 2.2(b); and

               (ii) the Corporation may purchase, redeem or otherwise acquire for consideration or set aside funds for those purposes with respect to any Parity Securities or Junior Securities by conversion into or exchange for or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of other Parity Securities or Junior Securities, as the case may be, of the Corporation.

          (d) Notwithstanding the foregoing, if full dividends have not been declared and paid or set apart on the Series C Preferred Stock and any other Parity Securities, dividends may be declared and paid on the Series C Preferred Stock and such other Parity Securities so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series C Preferred Stock and such other Parity Securities will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the series C Preferred Stock and such other Parity Securities bear to each other; provided, that if such dividends are paid in cash on the other Parity Securities, dividends will also be paid in cash on the Series C Preferred Stock.

          (e) (i) Except as provided in Clause (ii) of this Section 2.2(e), the Holders of shares of the Series C Preferred Stock at the close of business on a Dividend Payment Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation's default in payment of the dividend due on that Dividend Payment Date.

               (ii) Holders of shares called for redemption on a Redemption Date which falls between the Dividend Payment Record Date and the Dividend Payment Date will be entitled to receive such dividend on such Redemption Date and will not be entitled to such payment pursuant to Clause (i) of this Section 2.2(e).

               (iii) Except as provided in Clauses (i) and (ii) of this Section 2.2(e), the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

     3.   Ranking.
          -------

          3.1. The Series C Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank:

               (a) senior to all classes of Common Stock and to each series of preferred stock existing on April 30, 1999 and each other class of capital stock or series of preferred stock issued by the Corporation, which is established after April 30, 1999, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as the "Junior Securities");
 -----------------

               (b) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by the Corporation, which is established after April 30, 1999 by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as the "Parity Securities"); and
           -----------------

               (c) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by the Corporation, which is established after April 30, 1999 by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as the "Senior Securities").
                                  -----------------

          3.2. Except as otherwise provided herein (including, without limitation, Section 8.3 hereof), the Corporation is entitled to amend this Certificate of Incorporation to authorize one or more additional series of preferred stock, file certificates of amendment to this Certificate of Incorporation, and issue without restriction, from time to time, any series of Junior Securities, Parity Securities or Senior Securities.

     4.   Conversion.
          ----------

          4.1.(a) Each Holder of Series C Preferred Stock shall have the right, at its option, at any time and from time to time to convert, subject to the terms and provisions of this Section 4, any or all of such Holder's shares of Series C Preferred Stock into shares of Common Stock. In such case, the shares of Series C Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock (subject to Section 630 of the Business Corporation Law) as is equal, subject to Section 4.6, to the product of the number of shares of Series C Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, except that with respect to any share which shall be called for redemption such right shall terminate at the close of business on the second Business Day preceding the Redemption Date unless the Corporation shall default in making the payment due upon redemption thereof.

          (b) The conversion right of a Holder of Series C Preferred Stock shall be exercised by the Holder by the surrender of the certificates representing shares to be converted to the Transfer Agent accompanied by the Conversion Notice.

               (i) Immediately prior to the close of business on the Conversion Date, each converting Holder of Series C Preferred Stock shall be deemed to be the Holder of record of Common Stock issuable upon conversion of such Holder's Series C Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person.

               (ii) Upon notice from the Corporation, each Holder of Series C Preferred Stock so converted shall promptly surrender to the Transfer Agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

               (iii) On any Conversion Date, all rights with respect to the shares of Series C Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to:

                     (1) receive certificates for the number of shares of Common Stock into which such shares of Series C Preferred Stock have been converted;

                    (2) the payment in cash or shares of Common Stock or a combination thereof (subject, in each such case, to applicable law) of any accumulated and unpaid dividends accrued thereon pursuant to and subject to the terms of Section 4.2 hereof; and

                    (3) exercise the rights to which they are entitled as Holders of Common Stock.

          (c) If the Conversion Date shall not be a Business Day, then such conversion right shall be deemed exercised on the next Business Day.

     4.2. When shares of Series C Preferred Stock are converted pursuant to this Section 4, all accumulated and unpaid dividends (if declared) on the Series C Preferred Stock so converted to (and not including) the Conversion Date may, at the Corporation's option, be paid,

          (a)  in cash;

          (b) in a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the amount of accumulated and unpaid dividends payable to the Holders of Series C Preferred Stock hereunder, divided by (ii) 95% of the Market Value for the period ending on the Conversion Date; or

          (c)  a combination thereof (subject, in the case of each of clauses
     (a), (b) and (c), to applicable law).

     4.3. The Conversion Price shall be subject to adjustment if any Conversion Price Adjustment Event described in Section 4.3(a) occurs. The adjustment will be accomplished from time to time as described in Section 4.3(b).

     (a) In case the Corporation shall at any time or from time to time after the Issuance Date:

          (i) make a redemption payment or pay a dividend (or other distribution) payable in shares of Common Stock to all holders of any class of Capital Stock of the Corporation (other than (A) the issuance of shares of Common Stock in connection with the payment in redemption for, of dividends on, or the conversion of the Series C Preferred Stock or the issuance of shares of Common Stock pursuant to the Deposit Agreement or (B) to all holders of Series C Preferred Stock based upon the number of shares of Common Stock into which Series C Preferred Stock is then convertible);

          (ii) make any issuance to all holders of shares of Common Stock of rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock at less than Market Value as of the date of conversion or exchange; provided, however, that no adjustment shall be made with respect to such a distribution to the extent the Holders of shares of Series C Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Series C Preferred Stock into Common Stock; and provided, further, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur;

          (iii) make any subdivision, combination or reclassification of any class of Common Stock;

          (iv) make any distribution consisting exclusively of cash (excluding any cash distributed upon a merger or consolidation to which Section 4.3(a)(vi) applies) to all holders of shares of any class of Common Stock (which distribution is not also being made to the Holders of the Series C Preferred Stock based on the number of shares of Common Stock into which the Series C Preferred Stock is then convertible unless the Common Stock does not share pro rata in such distribution) in an aggregate amount that, combined together with (1) all other such all cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Corporation or any of its Subsidiaries for shares of any class of Common Stock concluded within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 15% of the Corporation's Market Capitalization on the record date of such distribution;

          (v) complete a tender or exchange offer made by the Corporation or any of its Subsidiaries for shares of any class of Common Stock that involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its Subsidiaries for shares of any class of Common Stock expiring within the then-preceding 12-months in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in (iv) above to all holders of shares of any class of Common Stock within the then-preceding 12-months in respect of which no adjustments have been made, exceeds 15% of the Corporation's Market Capitalization just prior to the expiration of such tender offer; or

          (vi) make a distribution to all holders of any class of Common Stock (which distribution is not also being made to the holders of the Series C Preferred Stock based on the number of shares of Common Stock into which the Series C Preferred Stock is then convertible unless the Common Stock does not share pro rata in such distribution) consisting of evidences of indebtedness, shares of capital stock other than Common Stock or assets, including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (i) through (v) above (other than in connection with a merger effected solely to reflect a change in the jurisdiction of incorporation of the Corporation).

          (b) If any Conversion Price Adjustment Event occurs, the Corporation will calculate the adjustment to the Conversion Price as follows for each specific event. In the following descriptions, the variables have the following definitions:

                "C" equals the total number of shares of Series C Preferred Stock outstanding at the time of the Conversion Price Adjustment Event;

               "U" equals the number of shares of Common Stock underlying rights options, or warrants issued to all holders of Common Stock pursuant to
          Section 4.3(a)(ii) entitling such holders to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock issued in the Conversion Price Adjustment Event;

               "X" equals the total number of shares of Common Stock outstanding immediately prior to the Conversion Price Adjustment Event (not including unexercised options, warrants or rights);

               "Y" equals the total number of shares of Common Stock outstanding immediately after the Conversion Price Adjustment Event (not including unexercised options, warrants or rights);

               "Z" equals the total number of shares of Common Stock outstanding at the time of the Conversion Price Adjustment Event;

               "Cash" equals any distribution consisting exclusively of cash (excluding any cash distributed upon a merger or consolidation to which section 4.5 applies) to all holders of shares of Common Stock in an aggregate amount that, combined together with (1) all other such all-cash distributions made within the then-preceding 12-months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Corporation or any of its Subsidiaries for shares of any class of Common Stock concluded within the then-preceding 12-months in respect of which no adjustment has been made pursuant to Section 4.3(a)(iv);

               "ExP" equals the exercise price or other consideration to be paid by the holder upon the exercise of or conversion of "U';

               "MC" equals market capitalization;

               "MV" equals market value per share of the Common Stock as of the date of conversion or exchange of "U';

               "#Sh" equals the number of shares of Common Stock receiving the distribution contemplated in Section 4.3(a)(vi) or subject to the tender offer contemplated in Section 4.3(a)(v);

               "TOff" equals the aggregate consideration that, together with ( I ) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its Subsidiaries for shares of Common Stock expiring within the then-preceding 12-months in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in section 4.3(a)(iv) to all holders of shares of Common Stock within the then-preceding 12-months in respect of which no adjustments have been made;

               "TOff/S" equals the tender offer price per share;

               "TPur" equals the number of shares purchased in the tender offer;

               "Value" equals the aggregate fair market value of the distribution described in Section 4.3(a)(vi), as determined in good faith by the Board of Directors of the Corporation;

               "CP" equals the Conversion Price immediately prior to the Conversion Price Adjustment Event;

               "ACP" equals the Conversion Price immediately after the Conversion Price Adjustment Event;

               (i) In the case of a Conversion Price Adjustment Event described in Sections 4.3(a)(i) or 4.3(a)(iii), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: X/Y multiplied by CP=ACP.

               (ii)  In the case of a Conversion Price Event described in
          Section 4.3(a)(ii), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula:
          X/(X+U((MV-ExP)/MV)) multiplied by CP=ACP. If any options, warrants or other rights of the nature described in Section 4.3(a)(ii) ("Rights")
                                                                       ------
          expire without exercise or conversion, the Conversion Price will be readjusted to the Conversion Price which would otherwise be in effect had the adjustment made upon the issuance of such Rights been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon the exercise or conversion of such Rights.

               (iii) In the case of a Conversion Price Adjustment Event described in Section 4.3(a)(iv), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: CP-((Cash-15%MC)/C)=ACP. There will be no adjustment to the Conversion Price pursuant to Clause 4.3(a)(iv) if (Cash-15% MC) is less than or equal to zero.

               (iv) In the case of a Conversion Price Adjustment Event described in Section 4.3(a)(v), and if the tender offer price or exchange offer price per share is greater than Market Value, the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: CP-((TPur multiplied by (TOff/S-MV))/(#SH-TPur))=ACP. There will be no adjustment to the Conversion Price pursuant to Clause 4.3(a)(v) if TOff/S is less than or equal to Market Value or if TPur multiplied by TOff/S is less than 15% MC.

               (v) In the case of a Conversion Price Adjustment Event described in Section 4.3(a)(vi), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: CP-(Value/#SH)=ACP.

An adjustment made pursuant to this Section 4.3 shall become effective: (x) in the case of a Conversion Price Adjustment Event described in Section 4.3(a)(i),
(ii), (iv) or (vi), immediately following the close of business on the record date for the determination of holders of Common

Stock entitled to participate in such event; or (y) in the case of a Conversion Price Adjustment Event described in Section 4.3(a)(iii), the close of business on the day upon which such corporate action becomes effective; or (z) in the case of a Conversion Price Adjustment Event described in Section 4.3(a)(v), the close of business on the day of the completion of such tender offer or exchange offer.

          (c) Notwithstanding anything herein to the contrary, no adjustment under this Section 4.3 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time, if ever, of and together with the next subsequent adjustment required pursuant to this Section 4.3, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

          (d) Notwithstanding anything to the contrary contained in this Certificate of Incorporation, no Conversion Price adjustment will be made as a result of the issuance of Common Stock on conversion of or in payment of a dividend on the Series C Preferred Stock or pursuant to the Deposit Agreement.

          (e) Each event requiring adjustment to the Conversion Price shall require only a single adjustment even though more than one of the adjustment clauses set forth in Section 4.3(a), Section 4.4 or Section 4.5 may be applicable to such event.

          (f) If the Corporation shall take a record of the holders of any class of its Capital Stock for the purpose of entitling them to receive a dividend or other distribution or shall take any other action which would otherwise constitute a Conversion Price Adjustment Event, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution or abandon such other action, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record or such other action.

          (g) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered Holder of Series C Preferred Stock a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

          (h) The Corporation reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Corporation elects to make such a reduction in the Conversion Price, the Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

          4.4. In the event that, after the Issuance Date, the Corporation distributes rights or warrants (other than those referred to in Section 4.3(a)(ii)) pro rata to all holders of shares of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Corporation, the Holder of any Series C Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of
                                               -----------------
rights or warrants to be determined as follows:

               (a) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same
                                              -----------------
     number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

               (b) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Series C Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants.

In the event the Holders of the Series C Preferred Stock are not entitled to receive such rights or warrants pursuant to Section 4.4(a) or 4.4(b), the Conversion Price will be subject to adjustment upon any declaration or distribution of such rights or warrants pursuant to and subject to the terms of
Section 4.3(b)(ii), above.

       4.5.(a) In case of:

               (i) any capital reorganization or reclassification or similar change (to which Section 4.3(a) does not apply) of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value); or

               (ii) any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock or in connection with a merger effectuated solely to reflect a change in the jurisdiction of incorporation of the Corporation; provided that any such reincorporation merger does not also result in a reclassification or change of Common Stock such that the Common Stock that holders of Series C Preferred Stock would have received had they converted prior to such merger is different from shares of Common Stock received by the holders of Common Stock in such reincorporation merger); or

               (iii) any sale, transfer or other disposition to another Person of all or substantially all of the assets of the Corporation (other than the sale, transfer, assignment or distribution of shares of capital stock or assets to a Subsidiary) computed on a consolidated basis (any of the events described in Section 4.5(a) being referred to in this Section 4.5 as a "Transaction"),
                                           -----------

then the adjustment described in Section 4.5(b) will be made.

          (b) Each share of Series C Preferred Stock then outstanding shall, without the consent of any Holder of Series C Preferred Stock (except as expressly required by applicable law), become convertible only into the kind and amount of shares of stock or other securities (of the Corporation or another issuer), cash or other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event.

          (c) The provisions of this Section 4.5 and any equivalent thereof in any such certificate similarly shall apply to successive Transactions. The provisions of this Section 4.5 shall be the sole right of Holders of Series C Preferred Stock in connection with any Transaction and, except as expressly provided by applicable law and Section 8.3, such Holders shall have no separate vote thereon.

          4.6. In the case of any distribution by the Corporation to its stockholders of substantially all of its assets, each Holder of Series C Preferred Stock will participate pro rata in such distribution based on the number of shares of Common Stock into which such Holders' shares of Series C Preferred Stock would have been convertible immediately prior to such distribution.

          4.7. If, as a result of any Conversion Price Adjustment Event, a Holder of the Series C Preferred Stock becomes entitled to receive upon conversion shares of two or more classes of Capital Stock, the Corporation shall determine the reasonable allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms comparable to the Series C Preferred Stock in this Article 4.

          4.8. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series C Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series C Preferred Stock.

          4.9. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series C Preferred Stock shall be made without charge to the converting Holder of shares of Series C Preferred Stock for such certificates or for any documentary stamp or similar tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Series C Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of Series C Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

     5.   Optional Redemption.
          -------------------

          5.1.(a) The Corporation may, at its option and to the extent permitted by applicable law, redeem the Series C Preferred Stock at a Redemption Price equal to premium of 101.929% of the Liquidation Preference (plus any accumulated and unpaid dividends, if any, whether or not declared, to the Redemption Date (the "Provisional Redemption Date")) on or after November 15,
                      ---------------------------
2000 but prior to May 15, 2002 (the "Provisional Redemption"), if the Trading
                                     ----------------------
Price of the Series C Preferred Stock equals or exceeds $124.74 per share for 20 Trading Days within any 30 Trading Day period. In addition to the payments required by the preceding sentence, if the Deposit Account has not previously been terminated, in the event of any Provisional Redemption, holders of Series C Preferred Stock will also receive any funds remaining in the Deposit Account allocable to those shares of Series C Preferred Stock which are redeemed in such circumstances (but not the Additional Payment described in the next sentence). If the Deposit Account has been terminated, and the Corporation then undertakes a Provisional Redemption, holders of Series C Preferred Stock that the Corporation calls for redemption, will, in addition to the payments required by the second preceding sentence, also receive a payment (the "Additional Payment")
                                                            ------------------
in an amount equal to the present value of the aggregate value of the dividends that would thereafter have been payable on the Series C Preferred Stock (whether or not declared) from the Provisional Redemption Date to May 15, 2002 (the "Additional Period"). The present value will be calculated using the bond
 -----------------
equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the Additional Period as the day immediately preceding the date on which a notice of Provisional Redemption is mailed. If the Deposit Account has been terminated, the Corporation will be obligated to make the Additional Payment on all Series C Preferred Stock that it has called for Provisional Redemption, whether or not those shares of Series C Preferred Stock are converted into shares of Common Stock prior to the Provisional Redemption Date.

     Except as provided in the immediately preceding paragraph, the Corporation may not redeem the Series C Preferred Stock prior to May 15, 2002.

          (b) Beginning on May 15, 2002, the Series C Preferred Stock may be redeemed, during the twelve-month periods commencing on May 15 of the years indicated below, at the following Redemption Prices per share, plus in each case all accumulated and unpaid dividends (whether or not declared) to the Redemption
Date:

                                      Redemption Premium
          Year                        Per Share
          ----                        ---------

          2002.....................   103.857%

          2003.....................   102.893%

          2004.....................   101.929%

          2005.....................   100.964%

          2006 and thereafter......   100%


          (c) The Corporation may effect any redemption (whether pursuant to Section 5.1(a) or 5.1(b) in whole or in part. at the option of the Corporation, in cash, by delivery of fully paid and nonassessable shares of Common Stock or a combination thereof (subject, in each case, to applicable law), upon not less than 20 days' notice nor more than 60 days' notice delivered to holders of Series C Preferred Stock

          (d) In the event that fewer than all the outstanding shares of the Series C preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot, except that the Corporation may redeem such shares held by any Holder of fewer than 100 shares (or shares held by Holders who would hold fewer than 100 shares as a result of such redemption), as may be determined by the Corporation.

          (e) If the Corporation elects to pay the Redemption Price in respect of any shares of Series C Preferred Stock in shares of Common Stock, the number of shares of Common Stock to be distributed in respect of such shares of Series C Preferred Stock will be calculated by dividing the aggregate Redemption Price in respect of such shares of Series C Preferred Stock payable to any Holder by 95% of the Market Value of the Common Stock as of the Redemption Notice Date.

          (f) From and after the applicable Redemption Date (unless the Corporation shall be in default of payment of the Redemption Price), dividends on the shares of the Series C Preferred Stock to be redeemed on such Redemption Date shall cease to accumulate, such shares shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive the Redemption Price) will cease.

          5.2. If any dividends on the Series C Preferred Stock are in arrears, no shares of the Series C Preferred Stock will be redeemed unless all outstanding shares of the Series C Preferred Stock are simultaneously redeemed.

          5.3. In the event the Corporation shall elect to redeem shares of the Series C Preferred Stock pursuant to Section 5.1 hereof, the Corporation must provide the Holders with the Redemption Notice as described in Section 5. l(a) or 5. l(b), as applicable, and:

          (a)  (i)   On or before any Redemption Date, each Holder of shares of
Series C Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Series C Preferred Stock (properly endorsed or assigned for transfer, if the Corporation shall so require and the Redemption Notice shall so state), to the Corporation or the Redemption Agent (if appointed) in the manner and at the place designated in the Redemption Notice.

               (ii) On the first Business Day following the Redemption Date, the Corporation or the Redemption Agent, as applicable, shall pay or deliver to the Holder, whose name appears on such certificate or certificates as the registered owner thereof, the full Redemption Price due such Holder in cash, in fully paid and nonassessable shares of Common Stock or in a combination thereof (subject. in each case, to applicable law).

               (iii) The shares represented by each certificate to be surrendered shall be automatically (and without any further action of the Corporation or the Holder) canceled as of the Redemption Date whether or not certificates for such shares are returned to the Corporation and returned to the status of authorized but unissued shares of preferred stock of no series.

               (iv) If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the Holder, together with the amount of cash, if any, in lieu of fractional shares to the extent the Corporation is legally and contractually entitled to pay cash for said fractional shares. If the Corporation is not entitled to pay cash for fractional shares, it shall pay cash to the Holder for the fractional shares when it becomes legally and contractually able to pay such cash.

          (b)  If a Redemption Notice shall have been given as provided in
Section 5.1, dividends on the shares of Series C Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Corporation with respect to shares so called for redemption (except for the right to receive from the Corporation the Redemption Price (plus accumulated and unpaid dividends, (whether or not declared), if any, to the Redemption Date or the right, if any, to receive payments from the Deposit Account)) shall cease (excluding any right to receive the dividend payment on shares called for redemption where the Redemption Date falls between the Dividend Payment Record Date and the Dividend Payment Date) either (i) from and after the Redemption Date (unless the Corporation shall default in the payment of the Redemption Price, in which case such rights shall not terminate at such time and date) or
(ii) if the Corporation shall so elect and state in the Redemption Notice, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than 20 days after the date of mailing of the Redemption Notice) on which the Corporation shall irrevocably deposit in trust for the Holders of the shares to be redeemed with a designated Redemption Agent as paying agent sufficient to pay at the office of such paying agent, on the Redemption Date, the Redemption Price (plus accumulated and unpaid dividends, if any, to the Redemption Date). Any money or shares of Common Stock so deposited with such Redemption Agent which shall not be required for such redemption shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys or shares of Common Stock so set aside by the Corporation and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the Holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the Redemption Price (plus accumulated and unpaid dividends (whether or not declared), if any, to the Redemption Date) without interest. Any interest accrued on funds held by the Redemption Agent shall be paid to the Corporation from time to time.

          (c) If any Holder whose shares of Series C Preferred Stock are called for redemption pursuant to this Article 5 fails to surrender the certificate representing such shares (or fails to arrange for the appropriate book-entry transfer if a global certificate has been issued), such Holder shall not be entitled to receive payment of the Redemption Price until the certificate has been surrendered for cancellation or the appropriate book-entry transfer is made. Such Holder will not be entitled to receive any interest on the Redemption Price.

     6.   Change of Control.
          -----------------

          6.1.(a) Notwithstanding Section 4, in the event of a Change of Control, Holders shall, if the Market Value at such time is less than the Conversion Price, have a one time option, upon not less than 30 days' notice nor more than 60 days' notice, to convert all of their outstanding shares of Series C Preferred Stock into shares of Common Stock at an adjusted Conversion Price equal to the greater of:

                  (i)  the Market Value as of the Change of Control date; and

                  (ii) $38.73.

          (b) In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Corporation may, at its option, make a cash payment equal to the Market Value of such Common Stock otherwise issuable.

          6.2.    The foregoing provision is not waivable by the Corporation.

     7.   Liquidation Preference.
          ----------------------

          7.1. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, Holders of the Series C Preferred Stock will be entitled to be paid, out of assets of the Corporation available for distribution, the Liquidation Preference per share plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, the Common Stock.

          7.2. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series C Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Series C Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full distributable amounts to which they are entitled.

          7.3. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the Holders of shares of the Series C Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation or have any right or claim to any of the Corporation's remaining assets.

          7.4. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or business of the Corporation (other than in connection with the dissolution, liquidation or winding up of its business) nor the merger or consolidation of the Corporation with or into any other corporation will be deemed to be a dissolution, liquidation, or winding-up, voluntary or involuntary, of the Corporation.

     8.   Voting Rights.
          -------------

          8. 1. Holders of the Series C Preferred Stock have no voting rights except as provided by law or as set forth herein.

          8.2. If dividends on the Series C Preferred Stock are in arrears and unpaid for six quarterly periods, the Holders of the Series C Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of stockholders of the Corporation to elect two directors of the Corporation. Such voting rights will continue only until such time as the dividend arrearage on the Series C Preferred Stock has been paid in full.

          8.3. The affirmative vote or consent of the Holders of at least 66-2/3% of the outstanding Series C Preferred Stock will be required for:

                (a) the issuance of any class of Senior Securities or security convertible into Senior Securities or evidencing a right to purchase any shares or any class or series of Senior Securities; and

                (b) amendments to the Corporation's Certificate of Incorporation that would affect adversely the rights of Holders of the Series C Preferred Stock; provided, however, that any issuance of shares of Parity Securities, including the issuance of additional shares of Series C Preferred Stock, will not, by itself, be deemed to adversely affect the rights of holders of the Series C Preferred Stock.

In all such cases each share of Series C Preferred Stock shall be entitled to one vote.

          8.4. Notwithstanding any provision hereof to the contrary (including, without limitation, Section 8.3),

               (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities; or

               (b) an increase or decrease in the amount of authorized capital stock of any class, including any preferred stock (other than, with respect to an increase, Series C Preferred Stock),

shall not in either case, require the consent of the Holders of the Series C Preferred Stock unless otherwise required by applicable law and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of the Series C Preferred Stock.

     9.   No Personal Liability of Directors, Officers, Employees, Incorporators
          ----------------------------------------------------------------------
          and Stockholders.
          ----------------

          9.1. Subject to applicable law, no director, officer, employee, incorporator or stockholder of the Corporation or any of its Affiliates, as such, shall have any liability for any obligations of the Corporation and any of its Affiliates under the Series C Preferred Stock or this Certificate of Incorporation or for any claim based on, in respect of, or by reason of, such obligations or their creation. To the extent permitted by applicable law, each Holder of the Series C Preferred Stock waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series C Preferred Stock.

     10.  Amendment Supplement and Waiver.
          -------------------------------

          10.1. Unless otherwise expressly required by applicable law, without the consent of any Holder of the Series C Preferred Stock, the Corporation may amend or supplement this Certificate of Incorporation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Series C Preferred Stock in addition to or in place of certificated Series C Preferred Stock, to provide for the assumption of the Corporation's obligations to Holders of the Series C Preferred Stock in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Series C Preferred Stock or that does not adversely affect the legal rights of any such Holder under this Certificate of Incorporation.

     11.  Certain Definitions.
          -------------------

          Set forth below are certain defined terms used in this Paragraph
FOURTH.

          11.1.  "Affiliate" of any specified Person means any other Person
                  ---------
directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that no individual, other than a director of the Corporation or an officer of the Corporation with a policy making function, shall be deemed an Affiliate of the Corporation or any of its Subsidiaries, solely by reason of such individual's employment, position or responsibilities by or with respect to the Corporation or any of its Subsidiaries.

          11.2.  "Business Day" means any day other than a Legal Holiday.
                  ------------

          11.3.  "Capital Stock" means any and all shares, of corporate stock
                  -------------
whether common or preferred.

          11.4.  "Change of Control" means  (a) the first day any "person or
                  -----------------
group" as such terms are used in Sections 13(d); and 14(d) of the Exchange Act, is or becomes a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of more than 50% of the Corporation's outstanding Common Stock; (b) the first day, during any period of two consecutive years, on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; (c) any transaction or series of transactions, pursuant to which the Corporation consolidates with or merges with or into any person, or conveys, transfers or leases all or substantially all, computed on a consolidated basis, of its assets to any Person, or any corporation consolidates with or merges into or with the Corporation, in any such event pursuant to a transaction in which the Corporation's outstanding Common Stock is changed into or exchanged for cash, securities or other property, other than any such transaction where the Corporation's Common Stock is not changed or exchanged at all, except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Corporation or where no "person" or" group" owns, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding voting stock of the surviving corporation; or (d) the Corporation is liquidated or dissolved or adopts a plan of liquidation or dissolution. The good faith determination of the Corporation's Board of Directors or a duly authorized committee thereof, based upon the advice of outside counsel, of the beneficial ownership of securities of the Corporation within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act will be conclusive, absent contrary controlling precedent or contrary written interpretation published by the SEC.

          11.5.  "Common Stock" means the common stock, $.01 par value per share
                  ------------
of the Corporation.

          11.6.  "Corporation" means PSINet Inc., a New York corporation, and
                  -----------
any successor thereof.

          11.7.  "Continuing Director" means, as of any date of determination,
                  -------------------
any member of the Board of Directors of the Corporation: (a) who was a member of such Board of Directors two years prior to such date; or (b) whose nomination for election or election to such Board of Directors was approved by an affirmative vote of a majority of the directors then still in office who were members of such Board two years prior to such date or whose nomination for election or election was previously so approved.

          11.8.  The "Conversion Date" shall be the date the Transfer Agent
                      ---------------
receives the Conversion Notice.

          11.9.   The "Conversion Notice" is written notice from the Holder to
                       -----------------
the Corporation stating that the Holder elects to convert all or a portion of the shares of Series C Preferred Stock represented by certificates delivered to the Transfer Agent contemporaneously, which notice shall be substantially in the form of Exhibit A at the end of this Paragraph FOURTH.
        ---------

          11.10.  The "Conversion Price" shall initially be $62.3675, subject to
                       ----------------
adjustment as set forth in Section 4.3.

          11. 11. "Conversion Price Adjustment Events" are any of those events
                   ----------------------------------
specified in Section 4.3(a).

          11.12.  "Deposit Account" means that certain deposit account
                   ---------------
established pursuant to the Deposit Agreement.

          11.13.  "Deposit Agreement" means the Deposit Agreement, with respect
                   -----------------
to the Series C Preferred Stock, between the Corporation and Wilmington Trust Corporation.

          11.14.  "Dividend Payment Date" is as defined in Section 2.1, above.
                   ---------------------

          11.15.  "Dividend Payment Record Date" is as defined in Section 2.1.
                   ----------------------------
above.

          11.16.  "Exchange Act" means the Securities Exchange Act of 1934, as
                   ------------
amended.

          11.17.  "Holder" means a Person in whose name shares of Capital Stock
                   ------
is registered.

          11.18.  "Issuance Date" means the date on which the Series C Preferred
                   -------------
Stock is originally issued under this Certificate of Amendment.

          11.19.  "Junior Security" is as defined in Section 3. 1.
                   ---------------

          11.20.  "Legal Holiday" means a Saturday, a Sunday or a day on which
                   -------------
banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          11.21.  "Liquidation Preference" means $50.00 per share of Series C
                   ----------------------
Preferred Stock.

          11.22.  "Market Capitalization" means the product of the then-current
                   ---------------------
Market Value times the total number of shares of Common Stock then outstanding.

          11.23.  "Market Value" means, as of any date, the average of the daily
                   ------------
closing price for the five consecutive trading days ending on such date. The closing price for each day shall be the last sales price or in case no such reported sales take place on such day, the average of the last reported bid and asked price, in either case, on the principal national securities exchange on which the shares of Common Stock are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Market, or other similar organization if the Nasdaq National Market is no longer reporting such information, or if not so available, the fair market price as determined, in good faith, by the Board of Directors of the Corporation.

          11.24.  "Officer" means, with respect to any Person, the Chairman of
                   -------
the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice-President of such Person.

          11.25.  "Parity Security" is as defined in Section 3.1.
                   ---------------

          11.26.  "Person" means any individual, corporation, partnership, joint
                   ------
venture, association, joint-stock corporation, trust, limited liability company or unincorporated organization.

          11.27.  "Redemption Agent" means that Person, if any, appointed by the
                   ----------------
Corporation to hold funds deposited by the Corporation in trust to pay to the Holders of shares to be redeemed.

          11.28.  "Redemption Date" means that certain date set forth in the
                   ---------------
Redemption Notice on which date the redemption of the Series C Preferred Stock is completed.

          11.29.  "Redemption Notice" means that notice to be given by the
                   -----------------
Corporation to the Holders notifying the Holders as to the redemption, in whole or in part, of the Series C Preferred Stock pursuant to Section 4 hereof. The Redemption Notice shall include the following information: (i) the Redemption Date and the time of day on such date; (ii) the total number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (iii) the Redemption Price (whether to be paid in cash or shares of Common Stock); (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price and delivery of certificates representing shares of Common Stock (if the Corporation so chooses); (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price; and (vi) the name of any bank or trust Corporation, if any, performing the duties of Redemption Agent.

          11.30.  "Redemption Notice Date" means the date the Redemption Notice
                   ----------------------
is first mailed or delivered to any Holder.

          11.31.  "Redemption Price" means that price established for redemption
                   ----------------
of the Series C Preferred Stock established in Section 5.1 hereof.

          11.32.  "SEC" means the Securities and Exchange Commission.
                   ---

          11.33.  "Securities Act" means the Securities Act of 1933, as amended.
                   --------------

          11.34.  "Self Funding Event" is as defined in Section 2.2.
                   ------------------

          11.35.  "Series C Preferred Stock" means the Series C Preferred Stock
                   ------------------------
authorized in this Article FOURTH.

          11.36.  "Senior Securities" is as defined in Section 3.1.
                   -----------------

          11.37.  "Subsidiary" means, with respect to any Person, any
                   ----------
corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such Person or a combination thereof.

          11.38.  "Trading Day" means any day on which the Series C Preferred
                   -----------
Stock is traded on the Nasdaq National Market or any other exchange on which the Series C Preferred Stock is, at the time, principally traded or quoted.

          11.39.  "Trading Price" means, on any specified Trading Day, the last
                   -------------
reported sales price of the Series C Preferred Stock on the Nasdaq National Market or any other exchange on which the Series C Preferred Stock is, at the time, principally traded or quoted.

          11.40.  The "Transfer Agent" shall be as established pursuant to
                       --------------
     Article 12 hereof.

     12.  Transfer Agent and Registrar.
          ----------------------------

          The duly appointed Transfer Agent and registrar for the Series C Preferred Stock shall be First Chicago Trust Company of New York. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

     13.  Other Provisions.
          ----------------

          13.1. With respect to any notice to a Holder of shares of the Series C Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or, except as otherwise expressly provided by applicable law, the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

          13.2. Shares of Series C Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable law, will have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

          13.3. In the Corporation's discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, or as dividends payable on the Series C Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the last reported sale price of the Common Stock on the Nasdaq National Market (or any national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion redemption or Dividend Payment Date, as applicable or such later time as the Corporation is legally and contractually able to pay for such fractional shares.

          13.4. All notices periods referred to herein shall commence on the date of the mailing of the applicable notice.

          13.5. Notwithstanding any provision of this Paragraph FOURTH to the contrary, the nonassessability of each share of Series C Preferred Stock and each share of Common Stock issuable in respect thereof shall be subject to
Section 630 of the Business Corporation Law.

                                   EXHIBIT A

                             NOTICE OF CONVERSION
                           AT THE ELECTION OF HOLDER

(To be executed by the registered Holder in order to convert shares of Series C Preferred Stock)

The undersigned hereby elects to convert the number of 6 3/4% Series C Cumulative Convertible Preferred Stock of PSINet Inc. (the "Corporation") indicated below, into the number of shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), indicted below, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in connection therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

________________________________________________________________________________

Date to Effect Conversion

________________________________________________________________________________
Number of shares of Series C Preferred Stock to be Converted

________________________________________________________________________________
Number of shares of Common Stock to be Issued

________________________________________________________________________________
Application Conversion Price

________________________________________________________________________________
Signature

________________________________________________________________________________
Name

________________________________________________________________________________
By:

________________________________________________________________________________
Address

     FIFTH: A. The Board of Directors shall consist of not less than three
(3) persons nor more than nine (9) persons, the exact number to be fixed from time to time only by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office. No decrease in the number of directors constituting the Board of Directors or change in the restrictions and qualifications for directors shall shorten the term of any incumbent director.

     B. Notwithstanding anything to the contrary in the Amended and Restated By-laws of the Corporation, directors shall be classified, with respect to the period for which they shall severally hold office, into two classes, each class consisting of at least three (3) directors and to be as nearly equal in number as possible. Each director shall hold office, subject to the transitional provisions described below, for a period expiring at the second annual meeting of shareholders following the first annual meeting of shareholders of the Corporation at which directors of such class have been elected and until such director's successor is elected and qualified.

     C. Subject to the rights of holders of any series of Preferred Stock then outstanding and except as otherwise provided by Section 706(d) of the New York Business Corporation Law, any or all of the directors hereafter elected may be removed only for cause at any annual or special meeting of the shareholders by vote of the shareholders entitled to vote thereon. Except as may otherwise be provided by law, for purposes of this paragraph, "cause" shall mean any one of the following: (i) a director is judicially declared to be of unsound mind; (ii) a director is convicted of an offense punishable by imprisonment for a term of more than one year; (iii) a director breaches or fails to perform the statutory duties of that director's office and the breach or failure constitutes self-dealing, willful misconduct or recklessness; or (iv) within 60 days after notice of his or her election, a director does not accept the office either in writing or by attending a meeting of the Board of Directors and fulfilling any other requirements of qualification that the Amended and Restated By-laws or this Certificate of Incorporation may provide.

     D. Subject to the rights of holders of any series of Preferred Stock then outstanding, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason, may be filled only by a majority vote of the remaining directors then in office, though less than a quorum. A director elected to fill a newly created directorship or a vacancy in accordance with the first sentence of this paragraph shall hold office until the next annual meeting of shareholders, and until such director's successor has been elected and qualified.

     E. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders in respect of at least two-thirds of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors shall be required to alter, amend, or adopt any provision inconsistent with or to repeal this Paragraph FIFTH.

     SIXTH: A. Special meetings of the shareholders may be called by the Chariman of the Board of Directors or by the President, and shall be called by the Chairman of the Board or by the Secretary at the request in writing of a majority of the Board of Directors. The shareholders shall not be entitled to call a special meeting of the shareholders except when such right is expressly granted by statute and not permitted to be modified by this Certificate of Incorporation or the Amended and Restated By-laws. Such meetings shall be held at such time as may be fixed in the call and stated in the notice of meeting. Any such written request shall state the purpose or purposes of the proposed meeting.

     B. The shareholders shall not be entitled to propose any amendment to this Certificate of Incorporation. No proposal for a shareholder vote on any other matter shall be submitted by a shareholder to the Corporation's shareholders unless the shareholder submitting such proposal has submitted to the Secretary of the Corporation a written notice setting forth with particularity (i) the name and business address of the shareholder submitting such proposal and all persons acting in concert with such shareholder; (ii) the name and address of the persons identified in clause (i), as they appear on the Corporation's books (if they so appear); (iii) the class and number of shares of the Corporation beneficially owned by the persons identified in clause (i); (iv) a description of the proposal containing all material information relating thereto, including, without limitation, the reasons for submitting such proposal; and (v) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and shareholders of the Corporation to consider such proposal. The written notice of a shareholder proposal shall be delivered to the Secretary of the Corporation, at the principal office of the Corporation, not later than (i) with respect to a shareholder proposal to be submitted at an annual meeting of shareholders, sixty days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (ii) with respect to a shareholder proposal to be submitted at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. The presiding officer at any shareholders meeting may determine that any shareholder proposal was not permissible under or was not made in accordance with the procedures prescribed in this Section or is otherwise not in accordance with law, and if he should so determine, he shall so declare at the meeting and the shareholder proposal shall be disregarded.

     C. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders in respect of at least two-thirds of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors shall be required to alter, amend, or adopt any provision inconsistent with or to repeal this Paragraph SIXTH.

     SEVENTH: The Secretary of State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served; the post office address to which the Secretary of State shall mail a copy of any such process so served is:

                    510 Huntmar Park Drive
                    Herndon, Virginia 20170
                    Attn: President

     EIGHTH: No director of the Corporation shall be held personally liable to the Corporation or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of this Paragraph EIGHTH by the shareholders, unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the Business Corporation Law. Any repeal of this Paragraph EIGHTH, or any amendment of this Paragraph EIGHTH insofar as it would in any way enlarge the liability of any director of the Corporation, shall be ineffective with respect to any acts or omissions occurring prior to the date of such repeal or amendment.

     NINTH: No holder of any shares of any class of stock in the Corporation shall, by reason of holding such shares, have any preemptive or preferential right to purchase, receive or subscribe to any shares of any class of stock in the Corporation, or of securities convertible into or warrants or other rights to purchase any class of stock of the Corporation, whether now or hereafter authorized and whether issued for cash or other considerations or by way of dividend.

     TENTH: The Amended and Restated By-laws of the Corporation or any of them may be amended or repealed, in any respect, and new by-laws may be adopted, at any time, either (i) by the affirmative vote of the holders in respect of at least two-thirds of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors or (ii) by the affirmative vote of a majority of the directors present at a meeting of the Board of Directors, in each case, in accordance with the terms of the Amended and Restated By-laws. Any by-law adopted by the Board may be amended or repealed by the affirmative vote of the holders in respect of at least two-thirds of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors at any annual or special meeting. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders in respect of at least two-thirds of the shares of the capital stock of the Corporation entitled to vote in the election of directors shall be required to alter, amend, or adopt any provision inconsistent with, or to repeal this Paragraph TENTH.

     This Restated Certificate of Incorporation was authorized by the unanimous affirmative vote of the members of the Board of Directors of the Corporation at a meeting duly called and held on October 27, 1999.

     IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation this 9th day of November, 1999.


                                                  /s/ David N. Kunkel
                                                  -------------------
                                                  David N. Kunkel
                                                  Vice Chairman and
                                                     Executive Vice President